Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of the report of Vitale, Caturano & Company, P.C. (whose name has been changed to Caturano and Company, P.C. effective May 1, 2009) dated February 13, 2009 relating to the financial statements of Biopure Corporation as of October 31, 2008 and for the year then ended (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the substantial doubt about the Company’s ability to continue as a going concern) incorporated by reference in, and to all references to our Firm included in or made a part of, this Registration Statement on Form S-1.

CATURANO AND COMPANY, P.C.

Boston, Massachusetts

June 24, 2009